Exhibit 23

          CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors
WLR Foods, Inc.:

We consent to incorporation by reference in the registration statements on Form S-8 (No. 33-27037, No 33-63364 and No. 33-55649),
on Form  S-3 (No. 33-56775) and  on Form S-3(D) (No.  33-54692) of WLR
Foods, Inc. of our reports dated August 20, 1997, relating to the consolidated balance sheets of WLR Foods, Inc. and subsidiaries as of June 28, 1997 and June 29, 1996, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the fiscal years in the three-year period ended June 28, 1997, and the related schedule, which reports appear or are incorporated by reference in the June 28, 1997 annual report on Form 10-K of WLR Foods, Inc.




                    KPMG PEAT MARWICK LLP

Richmond, Virginia
September 25, 1997